THE LOVESAC COMPANY REPORTS FOURTH QUARTER AND RECORD FISCAL 2022 FINANCIAL RESULTS

Net Sales Growth of 51.3% in Fourth Quarter and 55.3% in Fiscal 2022
Comparable Sales Growth of 50.0% in Fourth Quarter and 46.9% in Fiscal 2022
Net Income Increases to $45.9 million in Fiscal 2022 from $14.7 million in Fiscal 2021
Adjusted EBITDA1 Increases to $55.5 million in Fiscal 2022 from $28.3 million in Fiscal 2021

STAMFORD, Conn., March 29, 2022 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), the home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch™, today announced financial results for the fourth quarter and fiscal year 2022, which ended January 30, 2022.

Shawn Nelson, Chief Executive Officer, stated, “Lovesac’s continued strong financial performance in the face of a myriad of macro and industry shifts affirms the power of our unique business model and products. Importantly, the key distinguishing attributes of this model, which include operational flexibility, highly-engaged customers, innovation and a proven omni-channel approach, will only grow stronger over time as our progress along the product adoption curve steepens and word of mouth continues to gain strength. This curve will benefit further from deep stock positions that allow us to deliver and execute for our customers in a more timely manner, leading to further share gains and solidified customer loyalty. We also continue to identify and drive operational initiatives that will lead to even greater improvements in our bottom-line results as we continue to scale the business.”

Mr. Nelson continued, “We enter fiscal 2023 with the people, strategy and platform primed to build on our success and deliver long-term, sustainable and profitable growth. We’ll drive this growth by remaining focused on key drivers: smart investments in product extensions and technology, creative deployment of our omni-channel sales model, supply chain and operating efficiencies. I am immensely proud of our resilient and passionate team and we are eager and enthusiastic for a successful fiscal 2023.”

Key Measures for the Fourth Quarter and Fiscal 2022 Ending January 30, 2022:
(Dollars in millions, except per share amounts)

	Thirteen weeks ended			Fifty-two weeks ended
	January 30, 2022	January 31, 2021	% Inc (Dec)	January 30, 2022	January 31, 2021	% Inc (Dec)
Net Sales	$196.2	$129.7	51.3%	$498.2	$320.7	55.3%
Gross Profit	$109.6	$75.1	45.9%	$273.3	$174.8	56.4%
Gross Margin	55.9%	57.9%	(200) bps	54.9%	54.5%	40 bps
Total Operating Expense	$85.4	$53.3	60.2%	$234.9	$159.9	46.9%
SG&A	$57.8	$36.2	59.6%	$162.0	$111.4	45.5%
SG&A as a % of Net Sales	29.4%	27.9%	154 bps	32.5%	34.7%	(221) bps
Advertising & Marketing	$25.5	$15.6	63.8%	$65.1	$41.9	55.2%
Advertising & Marketing as a % of Net Sales	13.0%	12.0%	99 bps	13.1%	13.1%	(1) bps
Basic EPS Income	$2.15	$1.44	49.3%	$3.04	$1.01	200.8%
Diluted EPS Income	$2.03	$1.37	48.2%	$2.86	$0.96	197.7%
Net Income	$32.6	$21.7	50.4%	$45.9	$14.7	211.7%
Adjusted EBITDA [1]	$32.0	$25.9	23.6%	$55.5	$28.3	96.1%
Net Cash Provided by Operating Activities	$49.2	$33.6	45.1%	$34.0	$40.5	(17.2%)

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Percent Increase (Decrease) except showroom count
	Thirteen weeks ended		Fifty-two weeks ended
	January 30, 2022	January 31, 2021	January 30, 2022	January 31, 2021
Total Comparable Sales [2]	50.0%	45.0%	46.9%	53.0%
Comparable Showroom Sales [3]	72.6%	22.6%	104.1%	0.1%
Internet Sales	22.8%	86.1%	(0.3%)	170.8%
Ending Showroom Count	146	108	146	108

2 Total comparable sales include showroom transactions through the point of sale and internet net sales.
3 Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is included in Net Sales. Showrooms were closed as required by local and state laws as a result of the COVID-19 pandemic effective March 18, 2020. As of the end of the fourth quarter of fiscal 2021, all showrooms had fully reopened to the walk-in phase, and remain open. We are abiding by federal, state and local guidelines with respect to the operating status of our showrooms.

Highlights for the Quarter Ended January 30, 2022:

•The net sales increase of 51.3% was due to higher sales volume and lower promotional discounting, driving an increase in showroom sales, which include kiosks and mobile concierges, of 59.8%, an increase in internet sales of 22.8%, and an increase of 164.9% in our “Other” channel, which principally includes pop-up-shops and shop-in-shops. The increase in showroom sales was driven by an increase of 72.6% in comparable showroom sales related to a strong holiday promotional campaign with lower discounting and the addition of 28 new showrooms, 8 kiosks, and 2 mobile concierge compared to the prior year period. Internet sales also increased due to the same promotional campaign. The increase in sales in our “Other” channel was principally related to higher productivity of our online pop-up-shops on Costco.com and hosting one additional event compared to the prior year period.

•Gross profit increased $34.5 million, or 45.9%, to $109.6 million in the fourth quarter of fiscal 2022 from $75.1 million in the fourth quarter of fiscal 2021. Gross margin decreased 200 basis points to 55.9% of net sales in the fourth quarter of fiscal 2022 from 57.9% of net sales in the fourth quarter of fiscal 2021 primarily driven by an increase of approximately 480 basis points in total freight including tariff expenses and warehousing costs, partially offset by an improvement of 280 basis points in product margin principally driven by lower promotional discounting and continuing vendor negotiations to assist with the mitigation of tariffs. The increase in total freight including tariffs and warehousing costs over the prior year period is principally related to a 590 basis point increase in inbound container freight costs and increased tariffs related to higher product sourcing from China, partially offset by a 110 basis point improvement due to higher leverage of warehousing and outbound freight costs.

•SG&A expense as a percent of net sales increased by 154 basis points due to deleverage within selling related expenses from sales agent fees, employment costs, travel, rent, infrastructure investments, and insurance, partially offset by leveraging credit card fees and equity-based compensation. The increase in sales agent fees is related to a one time settlement expense of $2.0 million within our “Other” channel to terminate an existing agreement with a vendor partner. The deleverage in other expenses is related to the investments we are making into the business that were put on hold in the prior year period due to COVID-19 financial resilience measures.

•Advertising and marketing expense increased 63.8% due to continued investments in marketing spend to support our sales growth. As a percent of net sales, advertising and marketing increased by 99 basis points due to an increase in national media spends focusing on holiday media and awareness campaigns, including spends expected to aid fiscal 2023 periods.

•Operating income was $24.2 million in the fourth quarter of fiscal 2022 compared to $21.8 million in the fourth quarter of fiscal 2021. Operating margin was 12.3% of net sales in the fourth quarter of fiscal 2022 compared to 16.8% of net sales in the fourth quarter of fiscal 2021.

•Net income was $32.6 million in the fourth quarter of fiscal 2022 compared to $21.7 million in the fourth quarter of fiscal 2021. During the fourth quarter of fiscal 2022, the Company recognized a benefit from income taxes of $8.5 million. This includes the release of a valuation allowance on net deferred tax assets of $16.4 million.

Highlights for the Fiscal Year Ended January 30, 2022:

•The net sales increase of 55.3% was due to higher sales volume and lower promotional discounting, driving an increase in showroom sales, which include kiosks and mobile concierge, of 104.6%, and an increase of 106.7% in our “Other” channel, which principally includes pop-up-shops and shop-in-shops, partially offset by a slight decrease in internet sales of 0.3%. The increase in showroom sales was driven by an increase of 104.1% in comparable showroom sales. Sales in our “Other” channel increased principally due to higher productivity and hosting two additional online pop-up-shops on Costco.com and the addition of 18 new Best Buy shop-in-shops, partially offset by the closures of our Macy’s shop-in-shops. The slight decline in internet sales reflected the channel shift back to our showrooms that are now fully reopened.

•Gross profit increased $98.6 million, or 56.4%, to $273.3 million in fiscal 2022 from $174.8 million in fiscal 2021. Gross margin increased to 54.9% of net sales in fiscal 2022 from 54.5% of net sales in fiscal 2021. The increase in gross margin percentage of 40 basis points was primarily driven by an increase of 330 basis points due to lower promotional discounts and continuing vendor negotiations to assist with the mitigation of tariffs, partially offset by an increase of 290 basis points in total freight including tariff expenses and warehousing costs. The increase in total freight including tariffs and warehousing costs over the prior year period is principally related to the increase of 720 basis points in inbound container freight costs, partially offset by higher leverage of 430 basis points in warehousing and outbound freight costs.

•SG&A expense as a percent of net sales decreased by 221 basis points primarily due to higher leverage within infrastructure investments, rent, equity-based compensation, insurance, and selling related expenses, partially offset by deleverage in employment costs and travel. The deleverage in certain expenses is related to the investments we are making into the business that were put on hold in the prior year relating to COVID-19 financial resilience measures.

•Advertising and marketing expense increased 55.2% due to the ongoing investments in marketing spends to support our sales growth. As a percent of net sales, advertising and marketing were 13.1% for both fiscal 2022 and fiscal 2021.

•Operating income was $38.4 million in fiscal 2022 compared to $14.9 million in fiscal 2021. Operating margin was 7.7% of net sales in fiscal 2022 compared to 4.6% of net sales in fiscal 2021.

•Net income was $45.9 million in fiscal 2022 compared to $14.7 million in fiscal 2021. During fiscal 2022, the Company recognized a benefit from income taxes of $7.6 million. This includes the release of a valuation allowance on net deferred tax assets of $16.4 million.

Other Financial Highlights as of January 30, 2022:

•The cash and cash equivalents balance as of January 30, 2022 was $92.4 million as compared to $78.3 million as of January 31, 2021. There was no balance on the Company’s line of credit as of January 30, 2022 or January 31, 2021. The Company’s availability under the line of credit was $22.5 million and $15.9 million as of January 30, 2022 and January 31, 2021, respectively. On March 25, 2022, we amended our existing credit agreement with Wells Fargo Bank, N.A. to, among other things, extend the maturity date to March 25, 2024 and increase the maximum revolver commitment from $25.0 million to $40.0 million, subject to borrowing base and availability restrictions.

•Total merchandise inventory was $108.5 million as of January 30, 2022 as compared to $50.4 million as of January 31, 2021.

Conference Call Information:

A conference call to discuss the financial results for the fourth quarter and fiscal year ended January 30, 2022 is scheduled for today, March 29, 2022, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life® approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers.

Non-GAAP Information

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: the effect and consequences of COVID-19 on our business, sales, results of operations and financial condition; changes in consumer spending and shopping preferences, and economic conditions; our ability to achieve or sustain profitability; our ability to manage and sustain our growth effectively, including our ecommerce business, forecast our operating results, and manage inventory levels; our ability to advance, implement or achieve our sustainability, growth and profitability goals through leveraging our Designed for Life and Circle-to-Consumer philosophies; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; our ability to improve our products and develop and launch new products; our ability to successfully open and operate new showrooms; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com

THE LOVESAC COMPANY
CONSOLIDATED BALANCE SHEETS

	January 30, 2022	January 31, 2021
(amounts in thousands, except share and per share amounts)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$92,392	$78,341
Trade accounts receivable	8,547	4,513
Merchandise inventories	108,493	50,417
Prepaid expenses and other current assets	15,726	10,128
Total Current Assets	225,158	143,399
Property and equipment, net	34,137	25,868
Operating lease right-of-use assets	100,891	—
Other Assets
Goodwill	144	144
Intangible assets, net	1,413	1,517
Deferred financing costs, net	—	91
Deferred tax asset	9,836	—
Total Other Assets	11,393	1,752
Total Assets	$371,579	$171,019
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$33,247	$24,311
Accrued expenses	40,497	17,187
Payroll payable	9,978	6,362
Customer deposits	13,316	5,993
Current operating lease liabilities	16,382	—
Sales taxes payable	5,359	2,471
Total Current Liabilities	118,779	56,324
Deferred Rent	—	6,749
Operating Lease Liabilities, long term	96,574	—
Line of Credit	—	—
Total Liabilities	215,353	63,073
Commitments and Contingencies (see Note 7)
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of January 30, 2022 and January 31, 2021.	—	—
Common Stock $.00001 par value, 40,000,000 shares authorized, 15,123,338 shares issued and outstanding as of January 30, 2022 and 15,011,556 shares issued and outstanding as of January 31, 2021.	—	—
Additional paid-in capital	173,762	171,382
Accumulated deficit	(17,536)	(63,436)
Stockholders’ Equity	156,226	107,946
Total Liabilities and Stockholders’ Equity	$371,579	$171,019

THE LOVESAC COMPANY
CONSOLIDATED STATEMENTS OF INCOME

	Thirteen weeks ended		Fifty-two weeks ended
(amounts in thousands, except per share data and share amounts)	January 30, 2022	January 31, 2021	January 30, 2022	January 31, 2021
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$196,198	$129,678	$498,239	$320,738
Cost of merchandise sold	86,577	54,553	224,894	145,966
Gross profit	109,621	75,125	273,345	174,772
Operating expenses
Selling, general and administration expenses	57,776	36,194	161,967	111,354
Advertising and marketing	25,530	15,588	65,078	41,925
Depreciation and amortization	2,111	1,579	7,859	6,613
Total operating expenses	85,417	53,361	234,904	159,892

Operating income	24,204	21,764	38,441	14,880
Interest expense, net	(44)	(45)	(179)	(67)
Net income before taxes	24,160	21,719	38,262	14,813
Benefit from (provision for) income taxes	8,480	(16)	7,638	(86)
Net income	$32,640	$21,703	$45,900	$14,727

Net income per common share:
Basic	$2.15	$1.44	$3.04	$1.01
Diluted	$2.03	$1.37	$2.86	$0.96

Weighted average number of common shares outstanding:
Basic	15,153,298	15,031,028	15,107,958	14,610,617
Diluted	16,103,452	15,846,308	16,058,111	15,332,998

THE LOVESAC COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED JANUARY 30, 2022 AND JANUARY 31, 2021

	January 30, 2022	January 31, 2021
(amounts in thousands)	(Unaudited)
Cash Flows from Operating Activities
Net income	$45,900	$14,727
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	7,154	6,100
Amortization of other intangible assets	705	513
Amortization of deferred financing fees	91	88
Net loss on disposal of property and equipment	464	5
Impairment of long-lived assets	554	245
Equity-based compensation	5,859	4,681
Deferred rent	—	3,641
Non-cash operating lease cost	14,953	—
Deferred income taxes	(9,836)	—
Gain on recovery of insurance proceeds - lost profit margin	(632)	—
Changes in operating assets and liabilities:
Trade accounts receivable	(4,034)	2,675
Merchandise inventories	(56,819)	(14,017)
Prepaid expenses and other current assets	(2,459)	(2,060)
Accounts payable and accrued expenses	39,195	19,584
Operating lease liabilities	(14,400)	—
Customer deposits	7,323	4,339
Net Cash Provided by Operating Activities	34,018	40,521
Cash Flows from Investing Activities
Purchase of property and equipment	(15,887)	(8,374)
Payments for patents and trademarks	(601)	(678)
Net Cash Used in Investing Activities	(16,488)	(9,052)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(3,583)	(1,717)
Proceeds from the exercise of warrants	104	100
Payment of deferred financing costs	—	(50)
Net Cash Used in Financing Activities	(3,479)	(1,667)
Net Change in Cash and Cash Equivalents	14,051	29,802
Cash and Cash Equivalents - Beginning	78,341	48,539
Cash and Cash Equivalents - End	$92,392	$78,341
Supplemental Cash Flow Disclosures
Cash paid for taxes	$1,121	$86
Cash paid for interest	$95	$85

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

(amounts in thousands)	Thirteen weeks ended January 30, 2022	Thirteen weeks ended January 31, 2021	Fifty-two weeks ended January 30, 2022	Fifty-two weeks ended January 31, 2021
Net income	$32,640	$21,703	$45,900	$14,727
Interest expense, net	44	45	179	67
Taxes	(8,480)	16	(7,638)	86
Depreciation and amortization	2,111	1,579	7,859	6,613
EBITDA	26,315	23,343	46,300	21,493
Management fees (a)	—	125	—	500
Deferred rent (b)	—	109	—	1,342
Equity-based compensation (c)	3,013	2,043	6,027	4,681
Loss on disposal of property and equipment (d)	464	—	464	5
Impairment of right of use lease asset (e)	—	245	554	245
One time executive compensation, non-equity based (f)	500	—	500	—
Gain on recovery of insurance settlement related to damaged inventory (g)	(632)	—	(632)	—
Other non-recurring expenses (h)(i)	2,300	—	2,300	36
Adjusted EBITDA	$31,960	$25,865	$55,513	$28,302
(a)Represents management fees and expenses charged by our equity sponsors.
(b)Represents the difference between rent expense recorded and the amount paid by the Company. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease terms. The Company adopted ASC 842 at the beginning of fiscal 2022 therefore we no longer recognize deferred rent.
(c)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Consolidated Statements of Income.
(d)Represents the loss on disposal of fixed assets related to showroom remodels.
(e)Represents the impairment of the right of use lease asset for one showroom for which the fixed assets had been impaired in the prior fiscal quarter.
(f)Represents one time executive compensation related to recruitment sign on bonus to build the executive management team.
(g)Represents an insurance settlement related to damaged inventory.
(h)Other non-recurring expenses in the thirteen weeks ended January 30, 2022 are related to $2.0 million from a one-time settlement fee to terminate an existing agreement with a vendor partner and $0.3 million related to a legal settlement. There were no other non-recurring expenses in the thirteen weeks ended January 31, 2021.

(i)Other non-recurring expenses in fiscal 2022 are related to $2.0 million from a one-time settlement fee to terminate an existing agreement with a vendor partner and $0.3 million related to a legal settlement. Other non-recurring expenses in fiscal 2021 are related to less than $0.1 million in professional and legal fees related to financing initiatives.